April 25, 2013 - For immediate release
Contact:  Scott Shockey, CFO (740) 446-2631
                                                                                                                                                  Exhibit 99.1

Ohio Valley Banc Corp. Reports Higher 1st Quarter Earnings

GALLIPOLIS, Ohio - Ohio Valley Banc Corp. [Nasdaq: OVBC] (the “Company”) reported consolidated net income for the quarter ended March 31, 2013, of $3,223,000, representing an increase of $601,000, or 22.9 percent, from the same period the prior year.  Earnings per share for the first quarter of 2013 were $.79, up 21.5 percent from the $.65 earned the first quarter of 2012.  Return on average assets and return on average equity were 1.56 percent and 17.13 percent, respectively, for the first quarter of 2013, versus 1.20 percent and 14.60 percent, respectively, for the same period the prior year.

“We are certainly pleased with our first quarter results and proud of our employees’ dedication to the Company’s ‘Community First’ mission,” stated Thomas E. Wiseman, President and CEO.  “The communities we serve have been hit hard economically the last few years, so it is incumbent upon us all to find ways to support each other.  The men and women of Ohio Valley Banc Corp. are equal to the task.  We believe that a ‘Community First’ philosophy ultimately will produce the best results not only for our community but also for our Company and for our shareholders.”

For the first quarter of 2013, net interest income decreased $491,000, or 5.5 percent, from the same period last year.  Contributing to the lower net interest income was the decline in average earning assets, which decreased $37 million, primarily in loans.  However, the Company’s net interest margin remains strong, and for the three months ended March 31, 2013, the net interest margin was 4.40 percent compared to 4.41 percent for the same period the prior year.

For the three months ended March 31, 2013, management provided $31,000 to the allowance for loan losses, a decrease of $1,285,000 from the same period the prior year.  The lower provision expense was related to the significant reduction in net charge-offs.  For the three months ended March 31, 2013, net charge-offs were down $1,548,000 from the same three-month period in 2012.  The ratio of nonperforming loans to total loans at March 31, 2013 was .81 percent compared to .83 percent at March 31, 2012, and .71 percent at December 31, 2012.  Based on the evaluation of the adequacy of the allowance for loan losses, management believes that the allowance for loan losses at March 31, 2013 was adequate and reflects probable incurred losses in the portfolio.  The allowance for loan losses was 1.21 percent of total loans at March 31, 2013, compared to 1.24 percent at December 31, 2012 and 1.20 percent at March 31, 2012.

For the first quarter of 2013, noninterest income totaled $3,940,000, an increase of $461,000, or 13.3 percent, from the first quarter of 2012.  In conjunction with various benefit plans for directors and key employees, the Company maintains an investment in bank owned life insurance.  During the first quarter, the Company received life insurance proceeds of $452,000, which was the primary contributor to the increase in noninterest income.  For the three months ended March 31, 2013, tax processing fees totaled $2,105,000, an increase of $67,000 from the same period the prior year due to an increase in the number of tax refund items processed.  Management was pleased with the significant contribution from this revenue source, which accounted for over 53 percent of our first quarter noninterest income.  Further contributing to revenue growth was the increase in interchange fees earned on debit and credit card transactions.  By continuing to offer incentives to customers to utilize the bank’s debit and credit card for purchases, interchange income increased $57,000, or 14.4 percent, from the 2012 first quarter.

Noninterest expense totaled $7,948,000 for the first quarter of 2013, an increase of $616,000, or 8.4 percent, from the same period last year.  The Company’s largest noninterest expense, salaries and employee benefits, increased $171,000 from the first quarter of 2012.  The increase was primarily related to annual merit increases and retirement benefit costs.  For the first quarter of 2013, foreclosure costs increased $185,000 over the prior year first quarter.  The increase was related to the liquidation of real estate in process of foreclosure.  During the first quarter of 2013, the Company exercised the option to redeem $5 million in trust preferred securities prior to maturity.  The redemption of the securities was at a premium, which resulted in an expense of $212,000.  However, the redemption is anticipated to have a favorable impact on future earnings due to the elimination of the annual interest expense on the securities totaling $530,000.  Additionally, management was pleased with decreases in many expense categories for the first quarter, such as FDIC insurance, occupancy expense, and furniture and equipment expense.

Ohio Valley Banc Corp. common stock is traded on the NASDAQ Global Market under the symbol OVBC.  The holding company owns Ohio Valley Bank, with 15 offices in Ohio and West Virginia, and Loan Central, with seven consumer finance offices in Ohio.  Learn more about Ohio Valley Banc Corp. at www.ovbc.com.

Forward-Looking Information

Certain statements   contained in   this earnings   release which are not   statements   of historical fact   constitute forward-looking statements   within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “believes,” “anticipates,” “expects,” “appears,” “intends,” “targeted” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying those statements.  Forward-looking statements involve risks and uncertainties.  Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) changes in political, economic or other factors, such as inflation rates, recessionary or expansive trends, taxes, the effects of implementation of the Budget Control Act of 2011 and the American Taxpayer Relief Act of 2012 and the continuing economic uncertainty in various parts of the world; (ii) competitive pressures;  (iii) fluctuations in interest rates; (iv) the level of defaults and prepayment on loans made by the Company; (v) unanticipated litigation, claims, or assessments; (vi) fluctuations in the cost of obtaining funds to make loans; and (vii) regulatory changes.  Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.  See Item 1.A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for further discussion of the risks affecting the business of the Company and the value of an investment in its shares.

OHIO VALLEY BANC CORP - Financial Highlights (Unaudited)

	Three months ended
	March 31,
	2013	2012
PER SHARE DATA
Earnings per share	$0.79	$0.65
Dividends per share	$0.10	$0.21
Book value per share	$19.34	$18.31
Dividend payout ratio (a)	12.60%	32.25%
Weighted average shares outstanding	4,062,204	4,027,950

PERFORMANCE RATIOS
Return on average equity	17.13%	14.60%
Return on average assets	1.56%	1.20%
Net interest margin (b)	4.40%	4.41%
Efficiency ratio (c)	63.70%	58.66%
Average earning assets (in 000's)	$786,219	$823,271

(a) Total dividends paid as a percentage of net income.
(b) Fully tax-equivalent net interest income as a percentage of average earning assets.
(c) Noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income.

OHIO VALLEY BANC CORP - Consolidated Statements of Income (Unaudited)

	Three months ended
(in $000's)	March 31,
	2013	2012
Interest income:
Interest and fees on loans	$8,917	$9,964
Interest and dividends on securities	563	701
Total interest income	9,480	10,665
Interest expense:
Deposits	839	1,374
Borrowings	220	379
Total interest expense	1,059	1,753
Net interest income	8,421	8,912
Provision for loan losses	31	1,316
Noninterest income:
Service charges on deposit accounts	424	450
Trust fees	51	49
Income from bank owned life insurance and annuity assets	631	194
Mortgage banking income	137	97
Electronic refund check / deposit fees	2,105	2,038
Debit / credit card interchange income	452	395
Gain (loss) on other real estate owned	(65)	8
Other	205	248
Total noninterest income	3,940	3,479
Noninterest expense:
Salaries and employee benefits	4,439	4,268
Occupancy	394	402
Furniture and equipment	226	237
FDIC insurance	144	291
Data processing	281	279
Foreclosed assets	295	110
Other	2,169	1,745
Total noninterest expense	7,948	7,332
Income before income taxes	4,382	3,743
Income taxes	1,159	1,121
NET INCOME	$3,223	$2,622

OHIO VALLEY BANC CORP - Consolidated Balance Sheets (Unaudited)

(in $000's, except share data)	March 31,	December 31,
	2013	2012
ASSETS
Cash and noninterest-bearing deposits with banks	$9,842	$10,617
Interest-bearing deposits with banks	105,530	35,034
Total cash and cash equivalents	115,372	45,651
Securities available for sale	99,515	94,965
Securities held to maturity
(estimated fair value: 2013 - $24,623; 2012 - $24,624)	23,496	23,511
Federal Home Loan Bank stock	6,281	6,281
Total loans	551,274	558,288
Less: Allowance for loan losses	(6,672)	(6,905)
Net loans	544,602	551,383
Premises and equipment, net	8,567	8,680
Other real estate owned	3,371	3,667
Accrued interest receivable	2,033	2,057
Goodwill	1,267	1,267
Bank owned life insurance and annuity assets	24,587	25,056
Other assets	5,817	6,705
Total assets	$834,908	$769,223

LIABILITIES
Noninterest-bearing deposits	$212,707	$139,526
Interest-bearing deposits	509,665	515,538
Total deposits	722,372	655,064
Other borrowed funds	14,452	14,285
Subordinated debentures	8,500	13,500
Accrued liabilities	11,030	10,554
Total liabilities	756,354	693,403

SHAREHOLDERS' EQUITY
Common stock ($1.00 stated value per share, 10,000,000 shares
authorized; 4,721,943 shares issued)	4,722	4,722
Additional paid-in capital	34,109	34,109
Retained earnings	53,911	51,094
Accumulated other comprehensive income	1,524	1,607
Treasury stock, at cost (659,739 shares)	(15,712)	(15,712)
Total shareholders' equity	78,554	75,820
Total liabilities and shareholders' equity	$834,908	$769,223